Exhibit 99.02
FOR IMMEDIATE RELEASE                     Contact: David A. Garrison, CFO
Website: http://www.arthrt.com                                 (978) 602-1436

April 17, 2013

Arrhythmia Research Technology, Inc. Announces
Delay in Finalizing Fourth Quarter and 2012 Year End Results

Fitchburg, Massachusetts
Arrhythmia Research Technology, Inc. (NYSE MKT:HRT) (the "Company") reported today that it was unable to file its annual report on Form 10-K for the fiscal year ended December 31, 2012 within the automatic extension of its due date to April 16, 2013 afforded by its filing of a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission.
The delay in filing is due to an ongoing internal review by the Audit Committee and the Company's independent auditor relating to the recognition of revenue with multiple element arrangements associated with respect to our tooling revenue. As of today's date, the audit is not complete. However, for the year ended December 31, 2012, the Company preliminarily expects to report the following:

Preliminary December 31, 2012
Consolidated Revenues	$20,300,000
Net Loss	2,500,000
Total Assets	16,600,000
Total Liabilities	6,700,000
Total Stockholder Equity	9,900,000
Consequently, the Company is unable to determine with reasonable certainty at this time the significance of any such adjustments and their effect on the net loss and total assets, total liabilities and stockholders' equity. Management is working diligently with its Audit Committee and the Company's independent auditor to determine whether any potential adjustments are required and the extent thereof. The Company expects to finalize the 10-K by April 26, 2013. However, until the review is complete and a final determination is made, the Company cannot provide further assurance regarding the results of operations for the affected periods or whether adjustments will be required.
Salvatore Emma, Jr., the Company's President and Chief Executive Officer, stated "We want our stockholders to know that it is of the greatest importance to us to provide confidence and transparency in our financial statements.  We are doing everything possible to ensure that this issue is accurately and fully resolved as quickly as possible."

About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. has diversified manufacturing capabilities with the capacity to participate in full product life cycle activities from early stage development and engineering from prototyping to full scale manufacturing as well as packaging and product fulfillment services. Its subsidiary, Micron Products, Inc., also manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. The Company also has developed and distributes a customizable proprietary signal-averaging electrocardiography (SAECG) software used to diagnose the risk of certain heart arrhythmias and that is reconfigurable for a variety of hardware platforms.

For more information please check our websites:
http://www.arthrt.com             http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products sold; variability of customer demand and delivery requirements; ability to license our software, provide timely customization and updates; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; continued availability of supplies or materials used in manufacturing at competitive prices; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources; volatility in commodity and energy prices; and the Company's ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.